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                                AMENDMENT NO. 16
                                     TO THE
                                UPS THRIFT PLAN


         WHEREAS, United Parcel Service of America, Inc. and its affiliated corporations heretofore established, effective as of July 14, 1960, the UPS Thrift Plan (the "Plan") for the benefit of their eligible employees in order to provide benefits to those employees upon their retirement, death or other separation from service; and

         WHEREAS, the Plan, as adopted and amended from time to time, was amended and restated in its entirety, effective as of January 1, 1976, to comply with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"); and

         WHEREAS, the Plan has been amended further since January 1, 1976, the most recent amendment being Amendment No. 15 which was adopted December 14, 1992; and

         WHEREAS, the Board of Directors of United Parcel Service of America, Inc. desires to amend the Plan further to modify the calculation of imputed employer contributions and imputed investment income or loss upon final distribution of a Participant's account balance;

         NOW THEREFORE, pursuant to the authority vested in the Board of Directors of United Parcel Service of America, Inc., by Section 16.1 of the Plan, it is hereby amended as follows, effective January 1, 1993:

         1.      Section 7.1 is amended in its entirety to read as follows:

                 Section 7.1  Events Causing Transfer to Distribution Fund.
All amounts standing to the credit of a Participant in the General Fund shall be transferred to the Distribution Fund in the following cases ("Transfer Events"), and such amounts, including the amount of Imputed Employer Contributions and Imputed Investment Income or Loss for the Participant's final year of active participation credited in accordance with Section 10.1(a)(1), shall then be recorded in three accounts in the Distribution Fund listed in
Section 5.1(b):

                 (a) As of January 1 following the calendar year in which the Participant completes 33 years of participation in the Plan.

                 (b) As of January 1 following the calendar year in which the Trustee did not receive any amount deducted from a Participant's salary or wages in accordance with Article III, unless during any part of such year the Participant was on a leave of absence approved by the Committee (including but not limited to an approved leave of absence due to pregnancy, disability, or other health or medical problems as provided in Section 3.2), is repaying a loan under Section 11.1, or is eligible to make weekly cash payments and elects to do so in accordance with Section 3.2.

                 (c) As of January 1 following the calendar year in which the Participant retires, dies or otherwise terminates Regular Employment (without having elected to make cash payments in accordance with Section 3.2), unless the Participant elects, in accordance with Section 10.1(d), to receive the immediate distribution of all amounts standing to his credit in the General Fund.

         2.      Section 10.1 is amended in its entirety to read as follows:

                 Section 10.1 Distribution of Account Balances; Imputed Employer Contributions and Imputed Investment Income or Loss for Final Year of Participation.
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                 (a)      Distribution of Accounts.  If a Participant retires,
dies or otherwise terminates Regular Employment (unless he is eligible to make weekly cash payments and elects to do so in accordance with Section 3.2), all amounts standing to his credit under the Plan shall be distributed to him or his designated beneficiary in accordance with the following terms and conditions:

                          (1)     Unless the Participant or beneficiary elects
to receive an immediate distribution in accordance with the provisions of Subsection 10.1(d), the Participant's accounts in the General Fund, if any, shall be transferred to and held as part of the Distribution Fund as of January 1 following the calendar year in which the Participant's retirement, death or termination of Regular Employment occurs (the "Transferred Amount"). Immediately prior to said transfer, the Transferred Amount shall be credited and/or debited with the Imputed Employer Contribution and the Imputed Investment Income or Loss for the Participant's final year of active participation, as described in Subsections 10.1(b) and 10.1(c), respectively, and shall thereafter be distributable from the Distribution Fund in accordance with paragraph 10.1(a)(2). For purposes of the foregoing sentence, the Transferred Amount shall also include amounts transferred to the Distribution Fund as of January 1 following the calendar year in which one of the Transfer Events described in Subsections 7.1(a) and (b) has occurred.

                          (2)     All amounts standing to the credit of a
Participant in the Distribution Fund (including the Transferred Amount) shall be distributed, in a single lump sum, to the Participant or his beneficiary as soon as practicable after the January 1 following the calendar year in which the Participant retires, dies, or otherwise terminates Regular Employment (without having elected to make cash payments in accordance with Section 3.2). Any such distribution to a Participant shall require the Participant's written consent if made prior to his attaining normal retirement age, which for purposes of the Plan shall be age 62. Failure to consent shall be deemed to be an election to defer distribution of the Participant's benefit, and all amounts standing to the Participant's credit shall remain in the Distribution Fund until a subsequent consent to distribution is filed with the Committee, or the Participant attains 62 years of age. Notwithstanding the foregoing, if the value of the Participant's accounts in the Distribution Fund, following the last to occur of (i) the crediting or debiting of the Participant's Transferred Amount with the Imputed Employer Contribution and the Imputed Investment Income or Loss or (ii) the Participant's retirement, death or termination of Regular Employment as aforesaid, does not exceed $3,500, said amounts shall be distributed to the Participant or his beneficiary without such individual's consent.

                 (b) Imputed Employer Contribution. The Imputed Employer Contribution which shall be credited with respect to a Participant's Transferred Amount shall be an amount equal to the product of (1), (2) and (3) below where

                          (1)     is the annual percentage rate of the
Employer's Tentative Basic Aggregate Contribution, as described in Subsection 4.1(b)(1), if any, for the calendar year in which the Participant's Transfer Event described in Section 7.1 occurs, which percentage rate shall be determined by dividing the amount of said Tentative Basic Aggregate Contribution by the aggregate average monthly account balances for such year of all Participants' accounts in the General Fund, as of December 31.

                          (2)     is the average monthly balance of the
accounts held for the Participant in the General Fund during the calendar year in which the Participant's Transfer Event described in Section 7.1 occurs, and

                          (3)     is a fraction, the numerator of which is an
integer equal to the whole or partial calendar months of Regular Employment completed by the Participant during the calendar year in which his Transfer Event occurs, and the denominator of which is twelve (12).





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                          In no event shall the Imputed Employer Contribution
made with respect to any Participant exceed four thousand dollars ($4,000) multiplied by a fraction, the numerator of which is an integer equal to the number of whole or partial calendar months of Regular Employment completed by the Participant during such calendar year, and the denominator of which is twelve (12). The amount of the Imputed Employer Contribution shall be charged against the Fund Investment Income Account in the General Fund as provided in
Section 5.5(c), and credited to the Participant's Employer Contribution Account in the Distribution Fund.

                 (c) Imputed Investment Income or Loss The Imputed Investment Income or Loss which shall be credited or debited with respect to a Participant's Transferred Amount shall be an amount equal to the product of
(1), (2) and (3) where

                          (1)     is the average monthly rate of investment
income or loss of the Fund Investment Income Account in the General Fund for the calendar year in which the Participant's Transfer Event described in
Section 7.1 occurs,

                          (2)     is the average monthly balance of the
accounts held for the Participant in the General Fund during the calendar year in which the Participant's Transfer Event described in Section 7.1 occurs, and

                          (3)     is twelve (12).

                          The amount of the Imputed Investment Income or Loss
shall be credited or charged to the Fund Investment Income Account in the General Fund and shall be credited or charged to the Participant's Investment Income Account in the General Fund immediately prior to transfer to the Distribution Fund as contemplated by Section 10.1(a)(1).

                 (d)      Immediate Distribution Option

                          (1)     Following a Participant's retirement, death
or other termination of Regular Employment (unless he is eligible to make weekly cash payments and elects to do so in accordance with Section 3.2), the Participant or his beneficiary shall be permitted to elect, in accordance with procedures established by the Committee, the immediate distribution, in a single lump sum, of all amounts standing to the Participant's credit in the General Fund. If such election is made, there shall be distributed to the Participant or beneficiaries, as soon as practicable following the Committee's receipt of the Participant's or beneficiary's completed election, an amount equal to the balance standing to the credit of the Participant in the General Fund, plus or minus a prorated earnings or loss amount for the calendar year in which distribution is made equal to the product of (A) and (B) where

                                  (A)      is the sum of the monthly Short-Term
Investment Fund Rates for those whole calendar months in the Participant's final calendar year of participation which precede the calendar month in which distribution is made; and

                                  (B)      is the average monthly balance of
the accounts held for the Participant in the General Fund for those whole calendar months in the Participant's final calendar year of participation which precede the calendar month in which distribution is made.

                          (2)     In no event shall the account of a
Participant for which immediate distribution is elected in accordance with this
Section 10.1(d) be credited and/or debited with the Imputed Employer Contribution or the Imputed Investment Income or Loss described in Subsection 10.1(b) or (c), respectively. In the event that the Participant or beneficiary fails, within such reasonable time parameters as the Committee may establish, to elect an immediate distribution in accordance with this Subsection, all amounts standing to Participant's credit in the General Fund shall be credited and/or debited with the Imputed Employer Contribution and the Imputed Investment





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Income or Loss and transferred to the Distribution Fund in accordance with paragraph 10.1(a)(1), and shall thereafter be distributable in accordance with paragraph 10.1(a)(2).

                 (e) Distribution Fund. Following the transfer of a Participant's account in the General Fund to the Distribution Fund, such amounts shall be invested from time to time as designated by the Administrative Committee or its designee in a short-term investment or money market fund and shall thereafter be credited on a periodic basis with its prorated share of interest income therefrom at the short-term investment fund rate until distributed in accordance with paragraph 10.1(a)(2).

                 (f)      Repayment of Prior Distribution in Event of
Re-employment.

                          If a former Participant, after receiving distribution
of his accounts pursuant to this Article X, returns to Regular Employment with the Employer before the end of the 12-month period commencing on the date he terminated Regular Employment, he shall be permitted to restore all, but not less than all, of the amounts previously distributed to him, provided such restoration is made in a lump sum within six (6) months after his date of re-employment, and provided that such repayment is at least $1,000. Upon repayment, the monies previously distributed shall be credited to a newly established Participant's Savings Account in the General Fund.

                 (g) Repayment of Prior Distribution in Event of Return to Work Following Disability or Leave or Absence Due to Health Reasons.

                          If a former Participant, after receiving distribution
of his accounts pursuant to this Article X, returns to Regular Employment with the Employer after a period of disability or a leave of absence due to pregnancy, disability, or other health or medical problems, he shall be permitted to restore all, but not less than all, of the amounts, previously distributed to him, provided such restoration is made in a lump sum within six
(6) months after his date of returning to Regular Employment, and provided that such repayment is at least $1,000. Upon repayment, the monies previously distributed shall be credited to a newly established Participant's Savings Account in the General Fund.

         IN WITNESS WHEREOF, United Parcel Service of America, Inc., based upon action by the Board of Directors, has caused this Amendment No. 16 to be executed this 12th day of July, 1993.

ATTEST:                                   UNITED PARCEL SERVICE OF AMERICA, INC.




_________________________________         By: _________________________________
          Secretary                                      Chairman